Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces a 10% Stock Dividend

SYKESVILLE, MD – March 20, 2017 – Carroll Bancorp, Inc. (OTCQB: CROL) (the “Company”), the parent company of Carroll Community Bank announced today that its Board of Directors declared a 10% stock dividend. Each stockholder of record as of 5:00 p.m. Eastern Standard Time on April 10, 2017 (the “Record Date”) will receive one additional share of common stock for every ten shares of common stock owned. The stock dividend will be paid on May 1, 2017. Fractional shares created by the stock dividend will be rounded up to a whole share.

“We believe the stock dividend may increase the liquidity of our stock and is beneficial to our stockholders. We appreciate the continued support of our stockholders and remain focused on enhancing long term stockholder value,” stated Russell Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc. currently has 993,847 shares of common stock issued and outstanding as of March 20, 2017. The stock dividend will increase the common stock issued and outstanding to approximately 1,093,232 shares. The additional common stock will be issued from our authorized but unissued shares.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in Eldersburg, Westminster and Bethesda in the state of Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.